Exhibit 1.1

1,293,750 Shares

PIONEER POWER SOLUTIONS, INC.

Common Stock

UNDERWRITING AGREEMENT

September 25, 2015

Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, CA 92660

Monarch Capital Group, LLC

500 Fifth Avenue, Suite 2240

New York, NY 10110

Ladies and Gentlemen:

Pioneer Power Solutions, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to Roth Capital Partners, LLC, as the sole book-running manager and underwriters’ representative (“Roth”), and Monarch Capital Group, LLC, as co-manager (“Monarch” and collectively with Roth, the “Underwriters”) an aggregate of 1,125,000 authorized but unissued shares (the “Underwritten Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as set forth on Schedule I hereto. The Company has granted the Underwriters the option to purchase an aggregate of up to 168,750 additional shares of Common Stock (the “Additional Shares”) as may be necessary to cover over-allotments made in connection with the offering. The Underwritten Shares and Additional Shares are collectively referred to as the “Shares.”

The Company and the Underwriters hereby confirm their agreement as follows:

1.                  Registration Statement and Prospectus. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement, and an amendment or amendments thereto, on Form S-3 (File No. 333-194647) including a prospectus (the “Base Prospectus”) for the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations (the “Rules and Regulations”) of the Commission thereunder, and such amendments to such registration statement (including post-effective amendments and a Rule 462 Registration Statement (as defined herein)) as may have been required to the date of this Agreement. Such registration statement, as amended (including any post effective amendments) has been declared effective by the Commission and copies of which have heretofore been delivered to the Underwriters. At the time of such filing, the Company met the requirements of Form S-3 under the Securities Act. Such registration statement meets the requirements set forth in Rule 415(a)(1)(x) under the Securities Act and complies with said rule. Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430A (“Rule 430A”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the Rules and Regulations. The information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to paragraph (b) of Rule 430A is referred to as “Rule 430A Information.” The Base Prospectus and each prospectus used before such registration statement became effective, and any prospectus that omitted the Rule 430A Information that was used after such effectiveness and prior to the execution and delivery of this Agreement, is referred to herein as a “Preliminary Prospectus.” Such final prospectus supplement as filed, along with the Preliminary Prospectus, is hereinafter called the “Final Prospectus.” The Final Prospectus relating to the Shares and the offering thereof in the form first furnished to the Underwriters for use in connection with the offering of the Shares, including the Base Prospectus, is hereinafter called the “Prospectus.” Such registration statement, including the amendments thereto, the exhibits and any schedules thereto, at the time it became effective, and including the Rule 430A Information, is hereinafter called the “Registration Statement.”

In the event that the Company shall file a registration statement pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”) in connection with the offering of the Common Stock, then, from and after the date of such filing, all references herein to the “Registration Statement” shall be deemed to mean and include such Rule 462 Registration Statement, unless otherwise expressly stated or the context otherwise requires.

Any references in this Agreement to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be.

For purposes of this Agreement, all references to the Registration Statement, the Rule 462 Registration Statement, the Base Prospectus, the Preliminary Prospectus, the Final Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). The Prospectus delivered to the Underwriters for use in connection with the offering of the Shares was or will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

2.                  Representations and Warranties of the Company Regarding the Offering.

(a)                The Company represents and warrants to, and agrees with, the Underwriters, as of the date hereof and as of the Closing Date (as defined in Section 4(c) below), except as otherwise indicated, as follows:

(i)                 At each time of effectiveness, at the date hereof and at the Closing Date, the Registration Statement and any post-effective amendment thereto complied or will comply in all material respects with the requirements of the Securities Act and the Rules and Regulations and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Time of Sale Disclosure Package (as defined in Section 2(a)(iii)(A)(1) below) as of the date hereof and at the Closing Date, any roadshow or investor presentations delivered to and approved by the Underwriters for use in connection with the marketing of the Shares (the “Marketing Materials”), when considered together with the Time and Sale Disclosure Package, as of the time of their use and at the Closing Date, and the Final Prospectus, as amended or supplemented, as of its date, at the time of filing pursuant to Rule 424(b) under the Securities Act and at the Closing Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences shall not apply to statements in or omissions from the Registration Statement or any Prospectus in reliance upon, and in conformity with, written information furnished to the Company by the Underwriters specifically for use in the preparation thereof, which written information is described in Section 7(f). The Registration Statement contains all exhibits and schedules required to be filed by the Securities Act or the Rules and Regulations. No order preventing or suspending the effectiveness or use of the Registration Statement or any Prospectus is in effect and no proceedings for such purpose have been instituted or are pending, or, to the knowledge of the Company, are contemplated or threatened by the Commission.

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(ii)               The Company has not distributed any prospectus or other offering material in connection with the offering and sale of the Shares other than the Time of Sale Disclosure Package.

(iii)             (A) The Company has provided a copy to the Underwriters of each Issuer Free Writing Prospectus (as defined below) used in the sale of Shares.  The Company has filed all Issuer Free Writing Prospectuses required to be so filed with the Commission, and no order preventing or suspending the effectiveness or use of any Issuer Free Writing Prospectus is in effect and no proceedings for such purpose have been instituted or are pending, or, to the knowledge of the Company, are contemplated or threatened by the Commission.  When taken together with the rest of the Time of Sale Disclosure Package or the Final Prospectus, since its first use and at all relevant times since then, no Issuer Free Writing Prospectus has, does or will include (1) any untrue statement of a material fact or omission to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (2) information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Final Prospectus. The representations and warranties set forth in the immediately preceding sentence shall not apply to statements in or omissions from the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus in reliance upon, and in conformity with, written information furnished to the Company by the Underwriters specifically for use in the preparation thereof.  As used in this paragraph and elsewhere in this Agreement:

(1) “Time of Sale Disclosure Package” means the Prospectus, each Issuer Free Writing Prospectus, and the description of the transaction provided by the Underwriters included on Schedule II.

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(2) “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, relating to the Shares that (A) is required to be filed with the Commission by the Company, or (B) is exempt from filing pursuant to Rule 433(d)(5)(i) or (d)(8) under the Securities Act, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Securities Act.

(B) At the time of filing of the Registration Statement and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act or an “excluded issuer” as defined in Rule 164 under the Securities Act.

(C) Each Issuer Free Writing Prospectus satisfied, as of its issue date and at all subsequent times through the Prospectus Delivery Period (as defined in Section 5(a)(i) below), all other conditions as may be applicable to its use as set forth in Rules 164 and 433 under the Securities Act, including any legend, record-keeping or other requirements.

(iv)             The financial statements of the Company, together with the related notes, included or incorporated by reference in the Registration Statement and the Time of Sale Disclosure Package comply in all material respects with the applicable requirements of the Securities Act and fairly present the financial condition of the Company as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved; and the supporting schedules included in the Registration Statement present fairly the information required to be stated therein. No other financial statements, pro forma financial information or schedules are required under the Securities Act to be included or incorporated by reference in the Registration Statement and the Time of Sale Disclosure Package. To the Company’s knowledge, BDO USA, LLP and Richter LLP, which have expressed their opinions with respect to the financial statements and schedules filed as a part of the Registration Statement and included in the Registration Statement and the Time of Sale Disclosure Package are, and during the periods covered by their respective reports were, independent registered public accounting firms duly registered with the Public Company Accounting Oversight Board, as required by the Securities Act and the Rules and Regulations. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Time of Sale Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(v)               The Company had a reasonable basis for, and made in good faith, each “forward-looking statement” (within the meaning of Section 27A of the Securities Act or Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) contained in the Registration Statement, the Time of Sale Disclosure Package or the Marketing Materials, in each case, at the time such “forward looking statement” was made.

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(vi)             All statistical or market-related data included in the Registration Statement, the Time of Sale Disclosure Package, or included in the Marketing Materials, are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources, to the extent required, other than such consents the failure of which to obtain is not reasonably likely to result in a Material Adverse Effect (as defined in Section 3(a)(i) below).

(vii)           The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is included for inclusion on the Nasdaq Capital Market. There is no action pending by the Company or, to the Company’s knowledge, the Nasdaq Capital Market to delist the Common Shares from the Nasdaq Capital Market, nor has the Company received any notification that the Nasdaq Capital Market is contemplating terminating such listing. When issued, the Shares will be listed on the Nasdaq Capital Market.

(viii)            The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(ix)             The Company is not and, after giving effect to the offering and sale of the Shares and the application of the net proceeds thereof, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(b)               Any certificate signed by any officer of the Company and delivered to the Underwriters or to the Underwriters’ counsel shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

3.                  Representations and Warranties Regarding the Company.

(a)                The Company represents and warrants to and agrees with, the Underwriters, as of the date hereof and as of the Closing Date (as defined in Section 4(c) below), except as set forth in the Registration Statement and the Time of Sale Disclosure Package, as follows:

(i)                 Each of the Company and its subsidiaries has been duly organized and is validly existing as a corporation or other entity in good standing under the laws of its jurisdiction of organization. Each of the Company and its subsidiaries has the power and authority (corporate or otherwise) to own its properties and conduct its business as currently being carried on and as described in the Registration Statement and the Time of Sale Disclosure Package, and is duly qualified to do business as a foreign corporation or other entity in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would have or is reasonably likely to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or in its ability to perform its obligations under this Agreement (“Material Adverse Effect”).

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(ii)               The Company has the power and authority to enter into this Agreement and to authorize, issue and sell the Shares as contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

(iii)             The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (A) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any law, rule or regulation to which the Company or any subsidiary is subject, or by which any property or asset of the Company or any subsidiary is bound or affected, except to the extent such breach, violation or default is not reasonably likely to have a Material Adverse Effect, (B) conflict with, result in any violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, lease, credit facility, debt, note, bond, mortgage, indenture or other instrument (the “Contracts”) or obligation or other understanding to which the Company or any subsidiary is a party of by which any property or asset of the Company or any subsidiary is bound or affected, except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right is not reasonably likely to result in a Material Adverse Effect, or (C) result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Company’s charter or by-laws.

(iv)             Neither the Company nor any of its subsidiaries is in violation, breach or default under its certificate of incorporation, by-laws or other equivalent organizational or governing documents, except where the violation, breach or default in the case of a subsidiary of the Company is not reasonably likely to result in a Material Adverse Effect.

(v)               All consents, approvals, orders, authorizations and filings required on the part of the Company and its subsidiaries in connection with the execution, delivery or performance of this Agreement have been obtained or made, other than such consents, approvals, orders, authorizations and filings, the failure of which to make or obtain is not reasonably likely to result in a Material Adverse Effect.

(vi)             All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable securities laws, and conform to the description thereof in the Registration Statement and the Time of Sale Disclosure Package. Except for the issuances of options or restricted stock in the ordinary course of business, since the respective dates as of which information is provided in the Registration Statement or the Time of Sale Disclosure Package, the Company has not entered into or granted any convertible or exchangeable securities, options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Company any shares of the capital stock of the Company. The Shares, when issued, will be duly authorized and validly issued, fully paid and nonassessable, will be issued in compliance with all applicable securities laws, and will be free of preemptive, registration or similar rights.

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(vii)           Except as set forth in the Time of Sale Disclosure Package, the Company and its subsidiaries have implemented and maintain disclosure controls and procedures (as defined un Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (A) all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, and (B) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(viii)         Except as set forth in the Time of Sale Disclosure Package, the Company and its subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ix)             Each of the Company and its subsidiaries has filed all returns (as hereinafter defined) required to be filed with taxing authorities prior to the date hereof or has duly obtained extensions of time for the filing thereof. Each of the Company and its subsidiaries has paid all taxes (as hereinafter defined) shown as due on such returns that were filed and has paid all taxes imposed on or assessed against the Company or such respective subsidiary, except, in all cases, for any such amounts that the Company or any subsidiary is contesting in good faith and except in any case in which the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect. The provisions for taxes payable, if any, shown on the financial statements filed with or as part of the Registration Statement are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements. Except as disclosed in writing to the Underwriters, (i) no issues have been raised (and are currently pending) by any taxing authority in connection with any of the returns or taxes asserted as due from the Company or its subsidiaries, and (ii) no waivers of statutes of limitation with respect to the returns or collection of taxes have been given by or requested from the Company or its subsidiaries. The term “taxes” mean all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto. The term “returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect to taxes.

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(x)               Except for matters which would not, individually or in the aggregate, have a Material Adverse Effect:

(1)               there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board or any foreign equivalent, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened, and (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries;

(2)               except as described in the Registration Statement or the Time of Sale Disclosure Package, to the Company’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company or any of its subsidiaries;

(3)               the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers or contractors;

(4)               there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws, any provision of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) or the WARN Act’s state, foreign or local equivalent;

(5)               the Company and each subsidiary is in compliance, in all material respects, with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the rules and regulations promulgated thereunder;

(6)               the Company has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA and the regulations and published interpretations thereunder with respect to each “pension plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) subject to Title IV of ERISA (“Pension Plan”) in which its employees are eligible to participate and each such Pension Plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations;

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(7)               no “reportable event” (as defined in Section 4043(c) of ERISA and the regulations and published interpretations thereunder) has occurred with respect to any Pension Plan to which the Company or any subsidiary contributes or which the Company or any subsidiary maintains, for which the reporting requirement is not waived under the presently applicable provisions of ERISA, regulations and published interpretations;

(8)               the Company and each subsidiary has not incurred and does not expect to incur any material liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any Pension Plan, or (B) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and

(9)               each Pension Plan (other than a “multiemployer plan” as described in Section 4001(a)(3) of ERISA) for which the Company or any subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and, to the Company’s knowledge, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(xi)             Since the respective dates as of which information is given in the Registration Statement or the Time of Sale Disclosure Package, (a) neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions other than in the ordinary course of business, (b) the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock; (c) there has not been any change in the capital stock of the Company or any of its subsidiaries (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants or the issuance of restricted stock awards or restricted stock units under the Company’s existing stock awards plan, or any new grants thereof in the ordinary course of business), (d) there has not been any material change in the Company’s long-term or short-term debt, and (e) there has not been the occurrence of any Material Adverse Effect.

(xii)           There is not pending or, to the knowledge of the Company, threatened, any action, suit or proceeding to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or its subsidiaries is the subject before or by any court or governmental agency, authority or body, or any arbitrator or mediator, which is reasonably likely to result in a Material Adverse Effect.

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(xiii)         The Company and each of its subsidiaries holds, and is in compliance with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders (“Permits”) of any governmental or self-regulatory agency, authority or body required for the conduct of its business, and all such Permits are in full force and effect, in each case except where the failure to hold, or comply with, any of them is not reasonably likely to result in a Material Adverse Effect.

(xiv)         The Company and its subsidiaries have good and marketable title to all property (whether real or personal) described in the Registration Statement and the Time of Sale Disclosure Package as being owned by them that are material to the business of the Company, in each case free and clear of all liens, claims, security interests, other encumbrances or defects, other than liens arising under the Company’s and its subsidiaries’ credit facilities, except those that are not reasonably likely to result in a Material Adverse Effect. The property held under lease by the Company and its subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Company and its subsidiaries.

(xv)           The Company and each of its subsidiaries owns or possesses or has valid right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and similar rights (“Intellectual Property”) necessary for the conduct of the business of the Company and its subsidiaries as currently carried on and as described in the Registration Statement and the Time of Sale Disclosure Package, except where the failure to own, possess or have such right is not reasonably likely to result in a Material Adverse Effect. To the knowledge of the Company, no action or use by the Company or any of its subsidiaries will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property of others, except where such action, use, license or fee is not reasonably likely to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice alleging any such infringement or fee.

(xvi)         Except for matters which would not, individually or in the aggregate, have a Material Adverse Effect:

(1)               the Company and its subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of its subsidiaries hold all Permits, authorizations and approvals required under Environmental Laws (as defined below);

(2)               neither the Company nor any subsidiaries of the Company (A) to the Company’s knowledge, is the subject of any investigation, (B) has received any written notice or written claim, (C) is a party to any pending or, to the Company’s knowledge, threatened action, suit or proceeding, (D) is bound by any judgment, decree or order or (E) has entered into any written agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below); and

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(3)               to the Company’s knowledge, no property which is or has been owned, leased or occupied by the Company or its subsidiaries has been designated as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation of Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.) (“CERCLA”) or otherwise designated as a contaminated site under applicable state or local law. Neither the Company nor any of its subsidiaries has received written notice that it is a “potentially responsible party” under CERCLA.

As used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, Permit, license, authorization or other binding requirement, relating to the protection of public health from exposure to Hazardous Materials, or the protection, cleanup or restoration of the environment or natural resources, including those relating to the processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of hazardous waste (as defined by 42 U.S.C. §6903(5)), hazardous substance (as defined by 42 U.S.C. §9601(14)), hazardous material (as defined by 49 U.S.C. §5102(2)), toxic pollutant (as listed pursuant to 33 U.S.C. §1317), or pollutant or contaminant (as pollutant or contaminant is defined in 33 U.S.C. §9601(33)).

(xvii)       In the ordinary course of its business, the Company periodically reviews the effect of current Environmental Laws on the compliance obligations related to the material operations of the Company and its subsidiaries, in the course of which the Company identifies and evaluates associated costs and liabilities (including, without limitation, any material capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any Permit, license or approval, any related constraints on operating activities and any potential material liabilities to third parties under Environmental Law). To the Company’s knowledge, the Company has concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.

(xviii)     The Company and each of its subsidiaries has complied with, is not in violation of, and has not received any notice of violation relating to any law, rule or regulation relating to the conduct of its business, or the ownership or operation of its property and assets, including, without limitation, (A) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering laws, rules or regulations, (B) any laws, rules or regulations related to health, safety or the environment, including Environmental Laws and those relating to the regulation of Hazardous Materials, (C) the Sarbanes-Oxley Act and the rules and regulations of the Commission thereunder, (D) the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, and (E) the Employment Retirement Income Security Act of 1974 and the rules and regulations thereunder, in each case except where the failure to be in compliance or the violation is not reasonably likely to result in a Material Adverse Effect.

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(xix)         Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xx)           The Company and each of its subsidiaries carries, or is covered by, insurance in such amounts and covering such risks as, in the Company’s reasonable judgment, is adequate for the conduct of its business and the value of its properties and as is customary for similarly sized companies engaged in similar businesses in similar industries.

(xxi)         Neither the Company, its subsidiaries nor, to its knowledge, any other party is in violation, breach or default of any Contract that is reasonably likely to result in a Material Adverse Effect.

(xxii)       No supplier, customer, distributor or sales agent of the Company, including, without limitation, Hydro-Quebec Utility Company and Siemens Industry, Inc., has notified the Company that it intends to discontinue or decrease the rate of business done with the Company, except where such decrease is not reasonably likely to result in a Material Adverse Effect.

(xxiii)     There are no claims, payments, issuances, arrangements or understandings for services in the nature of a finder’s, consulting or origination fee with respect to the introduction of the Company to the Underwriters or the sale of the Shares hereunder or any other arrangements, agreements, understandings, payments or issuances with respect to the Company that may affect the Underwriter’s compensation, as determined by FINRA.

(xxiv)     Except as disclosed to the Underwriters in writing, the Company has not made any direct or indirect payments (in cash, securities or otherwise) to (i) any person, as a finder’s fee, investing fee or otherwise, in consideration of such person raising capital for the Company or introducing to the Company persons who provided capital to the Company, (ii) any FINRA member, or (iii) any person or entity that has any direct or indirect affiliation or association with any FINRA member within the 12-month period prior to the filing of the Preliminary Prospectus or thereafter.

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(xxv)       None of the net proceeds of the offering will be paid by the Company to any participating FINRA member or any affiliate or associate of any participating FINRA member, except as specifically authorized herein.

(xxvi)     To the Company’s knowledge, no (i) officer or director of the Company or its subsidiaries, (ii) owner of 5% or more of the Company’s unregistered securities or that of its subsidiaries or (iii) owner of any amount of the Company’s unregistered securities acquired within the 180-day period prior to the filing of the Preliminary Prospectus, has any direct or indirect affiliation or association with any FINRA member. The Company will advise the Underwriters and their counsel if it becomes aware that any officer, director or stockholder of the Company or its subsidiaries is or becomes an affiliate or associated person of a FINRA member participating in the offering.

(xxvii)   Other than the Underwriters, no person has the right to act as an underwriter or as a financial advisor to the Company in connection with the transactions contemplated hereby.

4.                  Purchase, Sale and Delivery of Shares.

(a)                On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell the Underwritten Shares to the Underwriters, and the Underwriters agree to purchase the Underwritten Shares. The purchase price for each Underwritten Share and Additional Share shall be $4.00 per share (the “Per Share Price”) and the underwriting discount and commission for both the Underwritten Shares and Additional Shares shall be $0.28 per share.

(b)               The Company hereby grants to the Underwriters the option to purchase some or all of the Additional Shares and, upon the basis of the warranties and representations and subject to the terms and conditions herein set forth, the Underwriters shall have the right to purchase all or any portion of the Additional Shares at the Per Share Price as may be necessary to cover over-allotments made in connection with the transactions contemplated hereby. This option may be exercised by the Underwriters at any time (but not more than once) on or before the thirtieth day following the date hereof, by one business day’s prior written notice to the Company (the “Option Notice”). The Option Notice shall set forth the aggregate number of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Closing Date (as defined below) nor earlier than the first business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised unless the Company and the Underwriters otherwise agree.

Payment of the purchase price for and delivery of the Additional Shares shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Underwritten Shares as set forth in subparagraph (c) below.

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(c)                The Underwritten Shares will be delivered by the Company to the Underwriters against payment of the purchase price therefor by wire transfer of same day funds payable to the order of the Company at the offices of Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660, or such other location as may be mutually acceptable, at 6:00 a.m. Pacific Time, on the third (or if the Underwritten Shares are priced, as contemplated by Rule 15c6-1(c) under the Exchange Act, after 4:30 p.m. Eastern time, the fourth) full business day following the date hereof, or at such other time and date as the Underwriters and the Company determine pursuant to Rule 15c6-1(a) under the Exchange Act, or, in the case of the Additional Shares, at such date and time set forth in the Option Notice. The time and date of delivery of the Underwritten Shares or the Additional Shares, as applicable, is referred to herein as the “Closing Date.” On the Closing Date, the Company shall deliver the Underwritten Shares or the Additional Shares, which shall be registered in the name or names and shall be in such denominations as the Underwriters may request at least one (1) business day before the Closing Date, to the account of the Underwriters, which delivery shall (a) with respect to the Underwritten Shares and any Additional Shares, shall be made through the facilities of the Depository Trust Company’s DWAC system.

5.                  Covenants.

(a)                The Company covenants and agrees with the Underwriters as follows:

(i)                 During the period beginning on the date hereof and ending on the later of the Closing Date or such date as determined by the Underwriters the Prospectus is no longer required by law to be delivered in connection with sales by an underwriter or dealer (the “Prospectus Delivery Period”), prior to amending or supplementing the Registration Statement, including any Rule 462 Registration Statement or the Time of Sale Disclosure Package, the Company shall furnish to the Underwriters for review and comment a copy of each such proposed amendment or supplement, and the Company shall not file any such proposed amendment or supplement to which the Underwriters reasonably object.

(ii)               From the date of this Agreement until the end of the Prospectus Delivery Period, the Company shall promptly advise the Underwriters in writing (A) of the receipt of any comments of, or requests for additional or supplemental information from, the Commission, (B) of the time and date of any filing of any post-effective amendment to the Registration Statement or any amendment or supplement to the Time of Sale Disclosure Package, (C) of the time and date that any post-effective amendment to the Registration Statement becomes effective and (D) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending its use or the use of the Time of Sale Disclosure Package, or of any proceedings to remove, suspend or terminate from listing or quotation the Common Stock from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes. If the Commission shall enter any such stop order at any time during the Prospectus Delivery Period, the Company will use its reasonable efforts to obtain the lifting of such order at the earliest possible moment. Additionally, the Company agrees that it shall comply with the provisions of Rules 424(b), 430A and 430B, as applicable, under the Securities Act and will use its reasonable efforts to confirm that any filings made by the Company under Rule 424(b) or Rule 433 were received in a timely manner by the Commission (without reliance on Rule 424(b)(8) or 164(b) of the Securities Act).

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(iii)             (A) During the Prospectus Delivery Period, the Company will comply with all requirements imposed upon it by the Securities Act, as now and hereafter amended, and by the Rules and Regulations, as from time to time in force, and by the Exchange Act, as now and hereafter amended, so far as necessary to permit the continuance of sales of or dealings in the Shares as contemplated by the provisions hereof, the Time of Sale Disclosure Package and the Registration Statement. If during such period any event occurs the result of which the Time of Sale Disclosure Package would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, or if during such period it is necessary or appropriate in the opinion of the Company or its counsel or the Underwriters or their respective counsel to amend the Registration Statement or supplement the Time of Sale Disclosure Package to comply with the Securities Act, the Company will promptly notify the Underwriters, allow the Underwriters the opportunity to provide reasonable comments on such amendment, Prospectus supplement or document, and will amend the Registration Statement or supplement the Time of Sale Disclosure Package or file such document (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(B) If during the Prospectus Delivery Period there occurred or occurs an event or development the result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or any Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company has promptly notified or promptly will notify the Underwriters and has promptly amended or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(iv)             The Company shall take or cause to be taken all necessary action to qualify the Shares for sale under the securities laws of such jurisdictions as the Underwriters reasonably designate and to continue such qualifications in effect so long as required for the distribution of the Shares, except that the Company shall not be required in connection therewith to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, to execute a general consent to service of process in any state or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject.

(v)               The Company will furnish to the Underwriters and counsel for the Underwriters copies of the Registration Statement, each Prospectus, any Issuer Free Writing Prospectus, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Underwriters may from time to time reasonably request.

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(vi)             The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement (which need not be audited) covering a 12-month period that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Rules and Regulations.

(vii)           The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay or cause to be paid (A) all expenses (including transfer taxes allocated to the respective transferees) incurred in connection with the delivery to the Underwriters of the Shares, (B) all expenses and fees (including, without limitation, fees and expenses of the Company’s counsel) in connection with the preparation, printing, filing, delivery, and shipping of the Registration Statement (including the financial statements therein and all amendments, schedules, and exhibits thereto), the Shares and the Time of Sale Disclosure Package and any amendment thereof or supplement thereto, (C) all reasonable filing fees and reasonable fees and disbursements of the Underwriter’s counsel incurred in connection with the qualification of the Shares for offering and sale by the Underwriters or by dealers under the securities or blue sky laws of the states and other jurisdictions that the Underwriters shall designate, (D) the fees and expenses of any transfer agent or registrar, (E) the filing fees for the filing with FINRA, (F) listing fees, if any, and (G) all other costs and expenses incident to the performance of its obligations hereunder that are not otherwise specifically provided for herein. In addition to the foregoing, the Company will reimburse the Underwriters for up to $75,000 for reasonable out of pocket expenses incurred by the Underwriters in connection with this engagement, including the fees and disbursements of their counsel. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 6 or Section 9, the Company will reimburse the Underwriters for all out-of-pocket disbursements (including, but not limited to, reasonable fees and disbursements of counsel, travel expenses, postage, facsimile and telephone charges) incurred by the Underwriters in connection with its investigation, preparing to market and marketing the Shares or in contemplation of performing its obligations hereunder.

(viii)         The Company intends to apply the net proceeds from the sale of the Shares to be sold by it hereunder for the purposes set forth in the Time of Sale Disclosure Package.

(ix)             The Company has not taken and will not take, directly or indirectly, during the Prospectus Delivery Period, any action designed to or which might reasonably be expected to cause or result in, or that has constituted, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(x)               The Company represents and agrees that, unless it obtains the prior written consent of Roth, and each Underwriter represents and agrees that, unless it obtains the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus. Any such free writing prospectus consented to by the Company and the Underwriters is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied or will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record-keeping.

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(xi)             The Company hereby agrees that, without the prior written consent of Roth, it will not, during the period ending 90 days after the date hereof (“Lock-Up Period”), (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (iii) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (other than a registration statement on Form S-4 or S-8). The restrictions contained in the preceding sentence shall not apply to (1) the Shares to be sold hereunder, (2) the issuance of Common Stock upon the exercise of options or warrants or other exchange rights disclosed as outstanding in the Registration Statement (excluding exhibits thereto) or the Prospectus, (3) the issuance of employee stock options and the grant of restricted stock awards or restricted stock units pursuant to equity incentive plans described in the Registration Statement (excluding exhibits thereto) and the Prospectus, or (4) the issuance of Common Stock or other securities as some or all of the consideration in mergers or acquisitions. Notwithstanding the foregoing, to the extent that an Underwriter is at such time providing research coverage to the Company or intends to commence research coverage to the Company and is subject to the restrictions set forth in NASD Rule 2711(f)(4), if (x) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Roth waives such extension in writing; provided, however, that this sentence shall not apply if the research published or distributed on the Company is compliant with Rule 139 of the Securities Act and the Company’s securities are “actively traded” as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

6.                  Conditions of the Underwriters’ Obligations. The obligations of the Underwriters hereunder to purchase the Shares are subject to the accuracy, as of the date hereof and at the Closing Date (as if made at the Closing Date), of and compliance in all material respects with all representations, warranties and agreements of the Company contained herein, the performance by the Company of its obligations hereunder and the following additional conditions:

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(a)                If filing of the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, is required under the Securities Act or the Rules and Regulations, the Company shall have filed the Prospectus (or such amendment or supplement) or such Issuer Free Writing Prospectus with the Commission in the manner and within the time period so required (without reliance on Rule 424(b)(8) or 164(b) under the Securities Act); the Registration Statement shall remain effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof, any Rule 462 Registration Statement, or any amendment thereof, nor suspending or preventing the use of the Time of Sale Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus shall have been issued; no proceedings for the issuance of such an order shall have been initiated or threatened; any request of the Commission or the Underwriters for additional information (to be included in the Registration Statement or the Time of Sale Disclosure Package or otherwise) shall have been complied with to the Underwriters’ satisfaction.

(b)               The Shares shall be qualified for listing on the Nasdaq Capital Market.

(c)                FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(d)               None of the Underwriters shall have reasonably determined, and advised the Company, that the Registration Statement or the Time of Sale Disclosure Package, or any amendment thereof or supplement thereto contains an untrue statement of fact which, in the Underwriter’s reasonable opinion, is material, or omits to state a fact which, in the Underwriter’s reasonable opinion, is material and is required to be stated therein or necessary to make the statements therein not misleading.

(e)                On the Closing Date, there shall have been furnished to the Underwriters the opinion and negative assurance letters of Haynes and Boone, LLP, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to Roth, to the effect set forth in Schedule II.

(f)                The Underwriters shall have received two letters, one from Richter LLP and one from BDO USA, LLP, on the date hereof and on the Closing Date addressed to the Underwriters, confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission, and confirming, as of the date of each such letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Disclosure Package, as of a date not prior to the date hereof or more than five days prior to the date of such letter), the conclusions and findings of said firm with respect to the financial information and other matters required by the Underwriters.

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(g)               On the Closing Date, there shall have been furnished to the Underwriters a certificate, dated the Closing Date and addressed to the Underwriters, signed by the chief executive officer and the chief financial officer of the Company, in their capacity as officers of the Company, to the effect that:

(i)                 The representations and warranties of the Company in this Agreement that are qualified by materiality or by reference to any Material Adverse Effect are true and correct in all respects, and all other representations and warranties of the Company in this Agreement are true and correct, in all material respects, as if made at and as of the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii)               No stop order or other order (A) suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereof, (B) suspending the qualification of the Shares for offering or sale, or (C) suspending or preventing the use of the Time of Sale Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus, has been issued, and no proceeding for that purpose has been instituted or, to their knowledge, is contemplated by the Commission or any state or regulatory body; and

(iii)             There has been no occurrence of any event resulting or reasonably likely to result in a Material Adverse Effect during the period from and after the date of this Agreement and prior to the Closing Date.

(h)               On or before the date hereof, the Underwriters shall have received duly executed “lock-up” agreements, in a form acceptable to Roth, between the Underwriters and (1) each of the Company’s officers and directors set forth on Schedule III, and (2) Provident Pioneer Partners, L.P.

(i)                 The Company shall have furnished to the Underwriters and their counsel such additional documents, certificates and evidence as the Underwriters or their counsel may have reasonably requested.

If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by Roth by notice to the Company at any time at or prior to the Closing Date and such termination shall be without liability of any party to any other party, except that Section 5(a)(vii), Section 7 and Section 8 shall survive any such termination and remain in full force and effect.

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7.                  Indemnification and Contribution.

(a)                The Company agrees to indemnify, defend and hold harmless the Underwriters, their respective affiliates, directors and officers and employees, and each person, if any, who controls either Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities to which the Underwriters or such person may become subject, under the Securities Act or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including the information deemed to be a part of the Registration Statement at the time of effectiveness and at any subsequent time pursuant to Rules 430A and 430B of the Rules and Regulations, or arise out of or are based upon the omission from the Registration Statement, or alleged omission to state therein, a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) an untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Disclosure Package, any amendment or supplement thereto, or the Marketing Materials or in any other materials used in connection with the offering of the Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) in whole or in part, any material inaccuracy in the representations and warranties of the Company contained herein, or (iv) in whole or in part, any failure of the Company to perform its obligations hereunder or under law, and will reimburse the Underwriters for any legal or other expenses reasonably incurred by them in connection with evaluating, investigating or defending against such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Time of Sale Disclosure Package, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by the Underwriters specifically for use in the preparation thereof, which written information is described in Section 7(f).

(b)               The Underwriters will indemnify, defend and hold harmless the Company, its affiliates, directors, officers and employees, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Time of Sale Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Time of Sale Disclosure Package, or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Underwriters specifically for use in the preparation thereof, and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with defending against any such loss, claim, damage, liability or action.

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(c)                Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that if (i) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (ii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party), or (iii) the indemnifying party has not in fact employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, the indemnified party shall have the right to employ a single counsel to represent it in any claim in respect of which indemnity may be sought under subsection (a) or (b) of this Section 7, in which event the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party or parties and reimbursed to the indemnified party as incurred.

The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is a party or could be named and indemnity was or would be sought hereunder by such indemnified party, unless such settlement, compromise or consent (a) includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such action, suit or proceeding and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)               If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering and sale of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Final Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (d) were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this subsection (d). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim that is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), the Underwriters shall not be required to contribute any amount in excess of the amount of the Underwriters’ discounts or commissions referenced in Section 4(a) actually received by the Underwriters pursuant to this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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(e)                The obligations of the Company under this Section 7 shall be in addition to any liability that the Company may otherwise have and the benefits of such obligations shall extend, upon the same terms and conditions, to each person, if any, who controls the Underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act; and the obligations of the Underwriters under this Section 7 shall be in addition to any liability that the Underwriters may otherwise have and the benefits of such obligations shall extend, upon the same terms and conditions, to the Company and the officers, directors and each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(f)                For purposes of this Agreement, the Underwriters confirm, and the Company acknowledges, that there is no information concerning the Underwriters furnished in writing to the Company by the Underwriters specifically for preparation of or inclusion in the Registration Statement or the Time of Sale Disclosure Package, other than the statements set forth in the last paragraph on the cover page of the Prospectus and the statements set forth in the “Underwriting” section of the Prospectus, only insofar as such statements relate to the amount of selling concession and re-allowance or to over-allotment and related activities that may be undertaken by the Underwriter.

8.                  Representations and Agreements to Survive Delivery. All representations, warranties, and agreements of the Company herein or in certificates delivered pursuant hereto, including, but not limited to, the agreements of the Underwriters and the Company contained in Section 5(a)(vii) and Section 7 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Underwriters or any controlling person(s) thereof, or the Company or any of its officers, directors, or controlling persons, and shall survive delivery of, and payment for, the Shares to and by the Underwriters hereunder.

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9.                  Termination of this Agreement.

(a)                Roth shall have the right to terminate this Agreement by giving notice to the Company as hereinafter specified at any time at or prior to the Closing Date, if in the discretion of Roth, (i) there has occurred any material adverse change in the securities markets or any event, act or occurrence that has materially disrupted, or in the opinion of Roth, will in the future materially disrupt, the securities markets or there shall be such a material adverse change in general financial, political or economic conditions or the effect of international conditions on the financial markets in the United States is such as to make it, in the judgment of Roth, inadvisable or impracticable to market the Shares or enforce contracts for the sale of the Shares, (ii) trading in the Company’s Common Stock shall have been suspended by the Commission or the Nasdaq Capital Market or trading in securities generally on the Nasdaq Capital Market, Nasdaq Global Market, New York Stock Exchange or NYSE MKT shall have been suspended, (iii) minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, on the Nasdaq Global Market, New York Stock Exchange or NYSE MKT, by such exchange or by order of the Commission or any other governmental authority having jurisdiction, (iv) a banking moratorium shall have been declared by federal or New York state authorities, (v) there shall have occurred any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration by the United States of a national emergency or war, any substantial change or development involving a prospective substantial change in United States or other international political, financial or economic conditions or any other calamity or crisis, or (vi) the Company suffers any loss by strike, fire, flood, earthquake, accident or other calamity, whether or not covered by insurance, or (vii) in the judgment of Roth, there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the assets, properties, condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as a whole, whether or not arising in the ordinary course of business. Any such termination shall be without liability of any party to any other party except that the provisions of Section 5(a)(vii) and Section 7 hereof shall at all times be effective and shall survive such termination.

(b)               If Roth elects to terminate this Agreement as provided in this Section, the Company shall be notified promptly by Roth by telephone, confirmed by letter.

10.              Substitution of Underwriters. If any Underwriter or Underwriters shall default in its or their obligations to purchase Shares hereunder on any Closing Date and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed ten percent (10%) of the total number of Shares to be purchased by all Underwriters on such Closing Date, the other Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters shall so default and the aggregate number of Shares with respect to which such default or defaults occur is more than ten percent (10%) of the total number of Shares to be purchased by all Underwriters on such Closing Date and arrangements satisfactory to the remaining Underwriters and the Company for the purchase of such shares by other persons are not made within forty eight (48) hours after such default, this Agreement shall terminate.

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If the remaining Underwriters or substituted Underwriters are required hereby or agree to take up all or part of the Shares of a defaulting Underwriter or Underwriters on such Closing Date as provided in this Section 10, (i) the Company shall have the right to postpone such Closing Date for a period of not more than five (5) full business days in order that the Company may effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees promptly to file any amendments to the Registration Statement or supplements to the Prospectus which may thereby be made necessary, and (ii) the respective numbers of Shares to be purchased by the remaining Underwriters or substituted Underwriters shall be taken as the basis of their underwriting obligation for all purposes of this Agreement. Nothing herein contained shall relieve any defaulting Underwriter of its liability to the Company or any other Underwriter for damages occasioned by its default hereunder. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of any non defaulting Underwriters or the Company, except that the representations, warranties, covenants, indemnities, agreements and other statements set forth in Section 2 and 3, the obligations with respect to expenses to be paid or reimbursed pursuant to Section 5 and the provisions of Section 7 and Sections 11 through 18, inclusive, shall not terminate and shall remain in full force and effect.

11.              Notices. Except as otherwise provided herein, all communications hereunder shall be in writing and, if to the Underwriters, shall be mailed, delivered or telecopied to Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660, telecopy number: (949) 720-7227, Attention: Managing Director, with a copy mailed, delivered or telecopied to Monarch Capital Group, LLC, 500 Fifth Avenue, Suite 2240, New York, NY 10110, telecopy number: 212-599-4289, Attention: Michael Potter ; and if to the Company, shall be mailed, delivered or telecopied to Pioneer Power Solutions, Inc., One Parker Plaza, 400 Kelby Street, 9th Floor, Fort Lee, New Jersey 07024, telecopy number: (212) 867-1325, Attention: Nathan J. Mazurek; or in each case to such other address as the person to be notified may have requested in writing. Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

12.              Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the controlling persons, officers and directors referred to in Section 7. Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable remedy or claim under or in respect of this Agreement or any provision herein contained. The term “successors and assigns” as herein used shall not include any purchaser, as such purchaser, of any of the Shares from any Underwriter.

13.              Absence of Fiduciary Relationship. The Company acknowledges and agrees that: (a) the Underwriters have been retained solely to act as Underwriters in connection with the sale of the Shares and that no fiduciary, advisory or agency relationship between the Company and the Underwriters has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Underwriters have advised or are advising the Company on other matters; (b) the price and other terms of the Shares set forth in this Agreement were established by the Company following discussions and arms-length negotiations with the Underwriters and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (c) it has been advised that the Underwriters and its affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and that the Underwriters have no obligation to disclose such interest and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; (d) it has been advised that the Underwriters are acting, in respect of the transactions contemplated by this Agreement, solely for the benefit of the Underwriters, and not on behalf of the Company.

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14.              Amendments and Waivers. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver be deemed or constitute a continuing waiver unless otherwise expressly provided.

15.              Partial Unenforceability. The invalidity or unenforceability of any section, paragraph, clause or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph, clause or provision.

16.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17.              Submission to Jurisdiction. The Company irrevocably (a) submits to the jurisdiction of any court of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated by this Agreement, the Registration Statement and the Prospectus (each a “Proceeding”), (b) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) agrees not to commence any Proceeding other than in such courts, and (e) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum. THE COMPANY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REGISTRATION STATEMENT, AND THE PROSPECTUS.

18.              Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

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Please sign and return to the Company the enclosed duplicates of this letter whereupon this letter will become a binding agreement between the Company and the Underwriters in accordance with its terms.

Very truly yours,

PIONEER POWER SOLUTIONS, INC.

By:	/s/ Andrew Minkow
Name:	Andrew Minkow
Title:	Chief Financial Officer

Confirmed as of the date first above-

mentioned by the Underwriters.

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz
Name:	Aaron M. Gurewitz
Title:	Head of Equity Capital Markets

MONARCH CAPITAL GROUP, LLC

By:	/s/ Michael Potter
Name:	Michael Potter
Title:	Chairman & CEO

[Signature page to Underwriting Agreement]

SCHEDULE I

	Number of Underwritten Shares to be Purchased	Number of Additional Shares to be Purchased
Roth Capital Partners, LLC:	787,500	118,125
Monarch Capital Group, LLC:	337,500	50,625

Total	1,125,000	168,750

SCHEDULE II

Company Opinion

September 25, 2015

Roth Capital Partners, LLC

As Representatives of the Several Underwriters

c/o Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, CA 92660

Ladies and Gentlemen:

We have acted as counsel to Pioneer Power Solutions, Inc., a Delaware corporation (the “Company”), in connection with the sale of 1,125,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to the Underwriting Agreement between the Company and Roth Capital Partners, LLC, as Representative of the several Underwriters, dated September 25, 2015 (the “Underwriting Agreement”). This opinion is being delivered to you in accordance with Section 6(e) of the Underwriting Agreement. Capitalized terms used herein shall, unless otherwise defined herein, have the respective meanings set forth in the Underwriting Agreement.

Scope of Examination and General

Assumptions and Qualifications

For purposes of rendering the opinions expressed below, we have reviewed copies of the following documents (collectively, the “Transaction Documents”):

(i)	the Underwriting Agreement;

(ii)	the registration statement on Form S-3 (Registration No. 333-194647), originally filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on March 18, 2014 (including information deemed incorporated by reference therein in accordance with applicable rules of the Commission, the “Registration Statement”);

(iii)	the base prospectus, dated May 9, 2014, forming part of the Registration Statement, with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”);

(iv)	the preliminary prospectus supplement, dated September 21, 2015, relating to the Shares, as filed pursuant to Rule 424(b) under the Securities Act (the “Preliminary Prospectus Supplement”) (the Base Prospectus, as supplemented by the Preliminary Prospectus Supplement, being referred to herein as the “Preliminary Prospectus”); and

(v)	the final prospectus supplement, dated September 25, 2015, relating to the Shares, as filed pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus Supplement”) (the Base Prospectus, as supplemented by the Final Prospectus Supplement, being referred to herein as the “Prospectus”).

In addition to the Transaction Documents, other documents we have reviewed in rendering this opinion, and upon which we have relied, include the following:

(i)	the Certificate of Incorporation of the Company, as amended (its “Certificate”), certified by the Secretary of State of the State of Delaware as of September [●], 2015;

(ii)	the Bylaws of the Company (its “Bylaws” and, together with the Certificate, the Company’s “Organizational Documents”), certified as true and correct by an officer of the Company as of the date hereof;

(iii)	a certificate from the Secretary of State of the State of Delaware certifying that the Company (the “Good Standing Certificate”) is in existence and in good standing in the State of Delaware as of September 9, 2015;

(iv)	a copy of the resolutions of the board of directors of the Company dated [●], certified as true and correct by an officer of the Company;

(v)	a Certificate of incumbency and sample signatures of the officers of the Company; and

(vi)	one or more certificates of officers of the Company certifying as to certain factual matters relevant to this opinion, including without limitation as to the Material Agreements hereinafter referenced.

Scope of Examination and General

Assumptions and Qualifications

We have been furnished with and examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials, and other documents, and we have had discussions with appropriate officers of the Company, as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company made in the Underwriting Agreement and upon the certificates and other documents we have examined.

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In making such examinations, we have assumed with your consent (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (d) the authenticity of the originals of the documents referred to in the immediately preceding clause (c), (e) the prompt and proper recordation of any Transaction Documents for which recordation is anticipated, (f) the legal capacity of natural persons signing the Transaction Documents on behalf of the parties thereto, (g) that the laws of any jurisdiction other than the jurisdictions that are the subject of this opinion letter do not affect the terms of the Transaction Documents and (h) the correctness and accuracy of all the representations and warranties and certificates upon which we have relied, as described above. In addition, except to the extent expressly opined in the Opinion Paragraphs, below, we have assumed with your consent (i) that each party to the Transaction Documents is validly existing and in good standing under the laws of the state of its formation or organization and has the full power, authority, and legal right to enter into and perform all agreements to which it is a party, (ii) that the Transaction Documents have been duly authorized, executed, and delivered by each party thereto, (iii) that the execution and delivery by each party of, and performance of its agreements in, the Transaction Documents do not (A) violate such party’s formation or organization documents, (B) breach or result in a default under any existing obligation of such party under any agreements, contracts, or instruments to which such party is a party to or otherwise subject to or any order writ, injunction, or decree of any court applicable to such party, or (C) violate or contravene any law, statute, rule or regulation applicable to such party, (iv) all orders, consents, approvals, licenses, authorizations, validations, filings, recordings, and registrations with, or exemptions by, all governmental authorities have been obtained and remain in full force and effect for the execution, delivery, and performance of the Transaction Documents by each party thereto and (v) that the Transaction Documents constitute the valid, binding, and enforceable agreement of all the parties thereto. Finally, we have assumed that any stock certificates representing the Shares, when issued, will comply as to form with the provisions of the Company’s Organizational Documents and the General Corporation Law of the State of Delaware (the “DGCL”).

Our opinions expressed in Opinion Paragraph 1 below as to the existence and good standing of the Company is based solely on the Good Standing Certificate, without further investigation as to the criteria for good standing or any related legal issues.

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We are not aware of any, and have assumed with your consent that, no mutual mistake, misunderstanding or fraud exists with respect to any of the matters relevant to such opinions. We have also assumed, with your consent, that the Company and its agents have acted in good faith and that consummation of the transactions contemplated by the Underwriting Agreement has complied or will comply with any requirement of good faith, fair dealing and conscionability.

The qualification of any opinion or statement herein by the use of the words “to our knowledge” or whether matters have “come to our attention” means that during the course of representation as described in this opinion, no information has come to the attention of the specific attorneys of this firm that were actively involved in the transaction evidenced by the Underwriting Agreement that would give such attorneys current actual knowledge of the existence of the facts so qualified. Except as set forth herein, we have not undertaken any investigation (including the review of any public records) to determine the existence of such facts, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.

We have been advised by officers of the Company (and with your consent have relied on that advice) that the agreements described on Exhibit A hereto (the “Material Agreements”) are the only agreements that are material to the Company and which, if violated by the execution, delivery, or performance of the Underwriting Agreement, could reasonably be expected to have a material adverse effect on the validity, performance, or enforceability of the Underwriting Agreement or the ability of the Company to fulfill its material obligations under the Underwriting Agreement. We advise you that we have not reviewed, and have not devoted substantive attention to, any other agreements (other than the Material Agreements) for the purposes of rendering the opinion set forth in Opinion Paragraph 5(ii) below. We have made no examination of, and express no opinion with respect to, any financial, accounting, or similar covenant or provision contained in the Material Agreements to the extent that any such covenant or provision would require a determination as to any financial or accounting matters. In addition, we express no opinion as to any breach of any confidentiality provision contained in any Material Agreement caused by any Transaction Document or the Company’s actions pursuant thereto or in contemplation thereof. We note that some of the Material Agreements are not governed by New York law; in such instances we have assumed that a court would enforce the Material Agreements as written, and we have limited our opinion to matters readily ascertainable from the face of the Material Agreements.

Our opinions set forth below are limited solely to matters governed by the laws of the State of New York, the DGCL and the federal laws of the United States of America (collectively, as further defined hereinafter, the “Applicable Laws”) and we express no opinion as to questions concerning any other laws or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Applicable Laws).

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This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in the reports of the New York Tri-Bar Opinion Committee.

Specific Limitations and Qualifications on

Opinions Regarding Effectiveness and Stop Orders

In rendering the opinion expressed in Opinion Paragraph 7 regarding the effectiveness of the Registration Statement and regarding the absence of any stop order or proceedings relating thereto, we have relied solely upon the Notice of Effectiveness issued by the Commission on May 9, 2014 and the list of Commission Stop Orders on the Commission’s website at http://www.sec.gov/litigation/stoporders.shtml as of the date hereof at 8:30 a.m. ET.

Specific Limitations and Qualifications on

Scope of Applicable Laws

Our opinions are expressed only with respect to those Applicable Laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being applicable generally to parties in transactions of the type contemplated by the Transaction Documents. Except as may be expressly opined herein, no opinion is expressed as to any Applicable Laws that may apply to the Company solely by virtue of any specific business in which it may be engaged or any property that it may own.

In addition, we express no opinion as to (and the term “Applicable Laws” as used herein does not in any event include) the following: (a) federal securities laws and regulations administered by the Securities and Exchange Commission (except to the extent of the opinions expressed in Opinion Paragraphs 6-10 below), State “Blue Sky” laws and regulations, and laws and regulations administered by the Commodity Futures Trading Commission or otherwise relating to commodity (and other) futures and indices and other similar instruments; (b) pension and employee benefit laws and regulations; (c) antitrust and unfair competition laws and regulations; (d) compliance with fiduciary duty requirements; (e) fraudulent transfer and fraudulent conveyance laws; (f) environmental or pollution laws and regulations; (g) zoning, land use, building, and construction laws and regulations; (h) tax laws and regulations; (i) racketeering laws and regulations (e.g., RICO); (j) laws, regulations, and policies concerning: (i) national and local emergency; (ii) possible judicial deference to acts of sovereign states; and (iii) criminal and civil forfeiture laws; (k) public utility laws and regulations; (l) patent, copyright, trademark, and other intellectual property laws and regulations; (m) health and safety laws and regulations; (n) labor laws and regulations; (o) other statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (p) the Foreign Corrupt Practices Act; (q) the USA Patriot Act (Title III of Public L. 107-56) or other anti-money laundering laws or regulations; (r)(i) the Trading with the Enemy Act of 1917, 50 U.S.C.A. app. §1 et seq., of the United States; (ii) the International Emergency Economic Powers Act, 50 U.S.C.A. §1701 et seq., of the United States; or (iii) all United States Executive Orders (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or support Terrorism), rules, regulations (including regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury), and other official acts promulgated under any of the foregoing; (s) usury laws; (t) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the federal, state, or regional level); or (u) judicial decisions to the extent that they deal with any of the foregoing.

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Opinions

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                  The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware.

2.                  The Company has the corporate power and authority under the DGCL and its Organizational Documents (i) to own, lease and operate its properties and to conduct its business as described in the Prospectus and (ii) to execute and deliver the Underwriting Agreement and perform its obligations thereunder.

3.                  The execution and delivery and performance by the Company of the Underwriting Agreement have been duly authorized by all necessary corporate action under the DGCL and the Company’s Organizational Documents. The Underwriting Agreement has been duly executed and delivered by the Company to the extent that such execution and delivery are governed by Applicable Law.

4.                  The Shares to be issued and sold by the Company pursuant to the Underwriting Agreement have been duly authorized, and when delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable. The issuance of the Company Shares under the Underwriting Agreement is not in violation of any preemptive rights under the Company’s Organizational Documents, any Material Agreement or the DGCL.

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5.                  The execution, delivery and performance by the Company of the Underwriting Agreement and compliance by the Company with the terms of, and the consummation of the transactions contemplated by, the Underwriting Agreement will not (i) result in any violation of the provisions of the Company’s Organizational Documents or Applicable Law or (ii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Material Agreement, except for such violation, conflict, breach or default that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.                  No filing with, or consent, approval, authorization, order, registration or qualification of or with any court or governmental authority is required under Applicable Law for the execution, delivery and performance by the Company of the Underwriting Agreement or for the offering, issuance, sale or delivery of the Shares pursuant to the Underwriting Agreement, except for the registration of the Shares under the Securities Act and such filings, consents, approvals, authorizations, orders and registrations or qualifications as (i) may be required by (x) the Financial Industry Regulatory Authority or (y) under applicable federal and state securities laws in connection with the purchase, marketing and distribution of the Shares by the Underwriters, (ii) have already been obtained or made or (iii) would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.                  The Registration Statement has been declared effective under the Securities Act. Any required filing of the Preliminary Prospectus Supplement or Final Prospectus Supplement, as applicable pursuant to Rule 424(b), has been made in the manner and within the time period required by Rule 424(b) (without reference to Rule 424(b)(8)). To our knowledge, no order suspending the effectiveness of the Registration Statement, any post-effective amendments thereto or any part thereof has been issued and no proceeding for that purpose is pending by the Commission.

8.                  The Registration Statement, the Disclosure Package and the Prospectus (excluding the documents incorporated by reference therein) as of their respective effective or issue dates (other than (i) the financial statements and notes thereto and related schedules and the independent registered public accounting firm’s report thereon, (ii) the other financial, accounting and statistical data derived from such financial data that is included or incorporated by reference therein, or omitted therefrom, or compliance with the requirements with respect thereto, and (iii) information that is furnished by the Underwriters and included in the Disclosure Package or the Prospectus, in each case, as to which we express no opinion) appear on their face to be appropriately responsive in all material respects to the applicable requirements of the Securities Act.

9.                  The statements in the Prospectus under the heading “Description of Capital Stock” insofar as they purport to constitute summaries of the legal terms of the capital stock of the Company, fairly summarize the matters therein described in all material respects.

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10.              The Company is not, and the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus will not cause the Company to be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.

We have acted as counsel to the Company in connection with the preparation of the Registration Statement, the Prospectus and the Disclosure Package, and based on our examination of such documents, and discussions with certain officers and employees of and auditors for the Company regarding such documents and related matters, no facts have come to our attention that lead us to believe that (i) the Registration Statement, as of its most recent effective date, insofar as it relates to the offering of the Shares, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, (ii) the Disclosure Package, as of the Applicable Time (as defined in the Underwriting Agreement), insofar as it relates to the offering of the Shares, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) the Prospectus, as of its date and as of the Closing Date, insofar as it relates to the offering of the Shares, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained in this paragraph, we express no belief with respect to (i) the financial statements and notes thereto and related schedules and the independent registered public accounting firm’s report thereon and (ii) the other financial, accounting and statistical data derived from such financial data that is included or incorporated by reference therein, or omitted therefrom, or compliance with the requirements with respect thereto, and included in the Registration Statement, the Prospectus or the Disclosure Package. We have not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Prospectus or the Disclosure Documents and take no responsibility therefor except to the extent set forth in Opinion Paragraph 9 above.

This opinion (i) has been furnished to you at the Company’s request, and we consider it to be a confidential communication that may not be furnished, reproduced, distributed, or disclosed to anyone without our prior written consent, (ii) is rendered solely in connection with the transactions contemplated by the Underwriting Agreement, and may not be relied upon by any other person or for any other purpose without our prior written consent, (iii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of, obligation to advise you of any changes for any new developments that might affect any matters or opinions set forth herein and (iv) is limited to the matters stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. We express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we become aware, subsequent to the date of this letter including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Company. We undertake no, and hereby disclaim any obligation to advise you of any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions herein.

Very truly yours,

Haynes and Boone, LLP

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Exhibit A

Material Agreements

SCHEDULE III

Director and Officer Lock-Up Agreements

Directors/Officers:

Nathan J. Mazurek	President, Chief Executive Officer and Chairman of the Board of Directors
Andrew Minkow	Chief Financial Officer, Secretary, Treasurer and Director
Thomas Klink	Director, President of Jefferson Electric, Inc.
Yossi Cohn	Director
David J. Landes	Director
Ian Ross	Director
David Tesler	Director
Jonathan Tulkoff	Director